HAIGHT-ASHBURY FREE
                                 MEDICAL CLINIC

MEDICAL SECTION               DRUG DETOXIFICATION,          WOMEN'S NEEDS
558 Clayton Street            REHABILITATION AND AFTER      1698 Haight Street
San Francisco, CA             CARE PROJECT                  San Francisco, CA
94117                         529 Clayton Street            94117
(415) 431-1714                San Francisco, CA 94117       (415) 621-1003
                              (415) 621-2014/621-2015




                              EFFICACY OF BUFFERED
                               ASCORBATE COMPOUND
                                  (BAC) IN THE
                               DETOXIFICATION AND
                              AFTERCARE OF CLIENTS
                             INVOLVED IN OPIATE AND
                                 STIMULANT ABUSE


               Former Director:                   John Newmeyer, Ph.D.
               Project Director:                   Darryl Inaba, Ph.D.
               Medical Director:                  David E. Smith, M.D.
               Research:                        Gary E. Waldorf, Ph.D.
                                              Stephen A. Levine, Ph.D.


                         PRODUCT DESIGN RESEARCH SURVEY

                            DEVELOPED AND FUNDED BY

                             ALLERGY RESEARCH GROUP


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                                     SUMMARY

     We conclude that for outpatient use, the Buffered Ascorbate Compound (BAC*) was valuable as an adjunct agent to the existing medical program used at the clinic in reducing apparent withdrawal symptoms. The efficacy of this technique needs more controlled and extended studies to more fully understand the effects of BAC in treatment of patients withdrawing from regular drug abuse.

     In general, reduced withdrawal symptoms were reported by most clients with those in aftercare reporting a remarkable 90% loss of craving for the specific substance they were abusing. The longer the client used the BAC, the more benefit they derived from it. Those who missed taking the compound felt a significant letdown and resumed the use of the BAC. There was a very low dropout rate (less than 1%), and only one person reported any side effects which were of minor consequences (bowel incontinence) from use of the BAC.

     A number of variables has no significant effects on the effectiveness of the BAC in relieving withdrawal symptoms. These included sex, race, age, initiation day (for use of BAC in treatment cycle), and frequency and amount of BAC used. The educational level achieved by the patient was a significant variable, as was the marital status, and the status of their treatment, (preliminary treatment or aftercare) in determining the effectiveness of BAC in relieving withdrawal symptoms. Those with higher educational background derived more benefit than those with less formal education. Those who were single benefited more than those who were married. The reason for the significance of these variables is not clear.

       OBJECTIVES OF THE PROJECT

      In view of the feasibility of detoxifying opiate and stimulant abusers using a non-pharmacological approach, and because of the simplicity of the technique used, it was suggested that the BAC could be given orally as an out-client treatment modality. The first pilot study of the application of BAC to outpatient treatment regime in detoxification of opiate and stimulant addiction was therefore established in June 1983 at the Haight-Ashbury Free Medical Clinic's Detox and Aftercare Unit in San Francisco, California.

     The objectives of the pilot program were to examine whether:

1. Clients would use the BAC for detoxification, and it is would contribute to the existing program in discouraging subsequent abuse.

2. If the BAC by itself, and as an adjunct to other medication given at the clinic, would alleviate withdrawal symptoms and stop further craving for these substances.

                                   METHODOLOGY

SUBJECTS

     Males and females, 18 and older, who were clients at the Haight-Ashbury Free Medical Clinic's Detox and Aftercare project were eligible for the testing program. All clients were aware that they were part of a study. All clients were instructed as to what it was that they were taking and how to take the BAC. Demographic and background data were used to permit an understanding of persons opting to use BAC. Furthermore, a questionnaire was used on a daily basis to evaluate the effect of BAC in relieving detoxification symptoms and preventing further use after detoxing.

PROCEDURE

     Efficacy was measured in terms of how effective the Buffered Ascorbate compound was in relieving withdrawal symptoms and preventing further use after detoxing, while the client was on the program. This was done by daily evaluation in the pharmacy of the clinic. A scale of 1 to 10 (scored by the patient) was used to evaluate effectiveness of BAC in relieving acute withdrawal symptoms. This information was reported by the clients on a daily basis.

TREATMENT REGIMEN

     All clients using BAC were shown how to use it and were given a two or three day supply. Refills were available at any time when the clinic was open. Any anticipated side effects of the BAC were explained to the client by participating staff members.

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VARIABLES ASSOCIATED WITH EFFECTIVENESS:

      The major focus of this project was to determine if the BAC could be used as an effective treatment modality for opiate and stimulant users on an outpatient basis. Twelve variables were considered in regards to the possible effectiveness of the BAC.

     These variables included sex, race, relationship status, formal education completed, type of drug previously abused (opiates or stimulants), frequency of use of BAC, starting day in which the clients began to use the BAC in detoxification or aftercare, and variations in effectiveness of BAC in symptom relief, as certain of the patients resumed some frequency of drug abuse. The reported quantity of BAC used was evaluated in relationship to the reported effectiveness in relieving withdrawal symptoms.

NUMBERS ENTERING TREATMENT

      The study was conducted at HAFMC DAU from July 1, 1983, through August 31, 1983. There were 61 persons in the study: 21 women and 40 men.

SUMMARY OF DATA

      One third of the clients (20) reported that 70% or more of acute withdrawal symptoms were relieved when taking BAC in the active detox phase of the program. One half (30) reported at least 60% relief. One fifth (12) reported symptom relief of 30% or less.

1. Sex was not a significant factor in regards to the effectiveness of BAC in detoxification and in preventing opiate and stimulant abuse. (Chi sq. = .0161)

2. Age appeared not to be a significant factor in regards to the value of BAC in aiding detoxification. The population of clients were divided into two age groups: those born before and those born after January 1950. Thus, according to this finding, the classification of clients into an older and younger group, had no significance in relationship to value of BAC. (Chi sq. = 1.0662)

3. Race classification (whites and nonwhites) was not a significant variable. (Chi sq. = .4535)

4. Those who were single derived more benefit from use of BAC than those who were married, had been divorced or separated, or reconciled. (Chi sq. = 29.05)

5. Clients who had finished one year of college did far better than clients who had not. The median relief of symptoms reported by those who had been to one year of college was 70%. (Chi sq. = 2.84)

6. Those holding part or full time jobs were compared to those who were unemployed. In this manner employment status was not a significant variable in regards to reported benefit from use of BAC. (Chi sq. = 1.40)

7. Those whose primary drug use was that of opiates was compared to clients whose primary drug use was of stimulants. This classification was not significant in regards to the reported benefits from use of BAC.

8. Date of first use of BAC was compared. Those who began use during the first 10 days were compared to those who began use of BAC during the second 10 days of the program. According to this classification, those starting during the first half of the program reported benefits that were not significantly different than those who started during the second part of the program.

9. Frequency of previous drug abuse was determined. Those who had used drugs twice or more daily reported benefits from the use of BAC that were not significantly different than those who used drugs less than twice daily.

10. Active-detox clients were compared with clients in aftercare in regards to reported benefits gotten from BAC. It was found that the aftercare clients reported significantly greater benefit from use of BAC (Chi sq. = 2.71). The median symptom relief reported by the aftercare group was 90% relief of symptoms.

11. The dosage of BAC was considered in relation to the reported benefit. When considering the dosage range used by the clients at a single treatment (range from 1/2 to 1-1/2 teaspoons of BAC in water or juice) the dosage was found to be insignificant in regards to the benefits reported by the clients (Chi sq. = 1.0006). This finding suggests that clients could benefit substantially from relatively small dose of BAC.

                                   CONCLUSION

     This pilot study suggests that a significant benefit was obtained from the clients participating

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in the study when using BAC in their detox and aftercare programs. This benefit was seen in rapid relief of acute withdrawal symptoms, as well as discouraging resumption of drug abuse. We believe that these findings are very encouraging and that further study of the use of BAC in drug treatment programs is warranted. We believe that it would be advisable to conduct more detailed studies in which controlled use of the BAC is seriously evaluated in regards to other important variables, such as specific relief of withdrawal symptoms, psychological effects, dosage protocols, urine and saliva pH variations, as well as other physiological parameters which might give us some indications to some more exact functions of BAC in drug-abuse treatment programs.

      In-depth evaluation of the mechanisms of action of BAC in providing acute relief from withdrawal symptoms would inevitably yield data which was relevant to the underlying causes and consequences of the biochemical enigma (addiction) which is epidemic in our population.

      There are many advantages of the BAC for use in treatment of drug abusers. It is easily and economically administered, and patients need not be hospitalized during treatment. It can be carried with the client, Counseling is feasible throughout the treatment program as clients remain alert and physical health appears to be enhanced. No serious side effects have been noted.

      Practitioners report no advantages associated with administration of BAC for treatment of substance abuse, assuming proper technique and procedure. However, the following should be noted:

1. When using oral solutions over a long period of time, care should be taken to allow 15 seconds before drinking. This will allow the buffering effect of the mineral salts to eliminate the acidity of the ascorbic acid. There have been some reports indicating that continued long term use of oral ascorbate solutions will do damage to the tooth enamel (Cathcart, 1983). Any acidic drink (even Coca-Cola) can lead to tooth enamel damage due to acidification of the enamel.

2. Patients with Sickle Cell Anemia or Glucose-6-phosphate enzyme deficiencies should only take gram quantities of ascorbate compounds under a doctor's supervision. Ascorbates may be less well tolerated where there exists abnormalities in the function of the hexose monophosphate shunt or certain enzyme deficiencies exit, ie., glutathione reductase, glutathione peroxidase, or glutathione synthetase (Stanbury et al. 1983).

                              SELECTED BIBLIOGRAPHY

     Bourne, PG. Non-pharmacological Approaches to the Treatment of Drug Abuse. Am. J. Chinese Med 3:235244, 1975.

     Buler, Henry GMD. Food is Your Best Medicine. New York:Random House, 1966. pp. 6078.

     Cathcart R. Presentation at: Orthomolecular Medical Society Meeting October 1982/Los Angeles.

     Gilman A & Goodman L. The Pharmacological Basis of Therapeutics. New York:MacMillan Publishing. Sixth Edition, 1980.

     Pauling, Linus. Vitamin C and the Common Cold. San Francisco:Freeman, 1976. pp. 3060.

     Rosenberg, Harold MD & Feldzman AN. A Doctor's Book of Vitamin Therapy. New York:Putnam, 1974. pp 48-60.

     Stanbury JB, Wyngaarden J, & Fredrickson D. The Metabolic Basis of Inherited Diseases. McGraw Hill. Fifth Edition, 1983.

     Stone, Irwin. Healing Factor: Vitamin C Against Disease. New York:Grosset & Dunlap, 1972. pp. 80-87.

     Williams RJ. Nutrition Against Disease: Environmental Prevention. New York:Bantum, 1971. pp. 20-25.

     Valentine F & Saunders. Journal of Orthomolecular Psychiatry, Vol. 7:No.4, 1978. pp. 264-270.

ACKNOWLEDGMENTS

     Special thanks to Stephen A. Levine, Ph.D., for providing free Buffered C formula; to Greg Hayner, Ph.D., and Andy Rice, R.N., for collecting data; to Darryl Inaba, Ph.D., for allowing the project; to John Newmeyer for technical help; and Beth for typing the original report.

   Scottsdale Scientific, Inc.
   Allergy Research Group/Nutricology, Inc.
   30806 Santana St., Hayward, CA 94544
   info.- 800.545.9960 o Order - 800.752.4274
   Fax-51O.487.8682, info@nutricology.com

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